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EXHIBIT 10.29

"RCT" means the material omitted has been filed separately with the Securities and
Exchange Commission with an application requesting confidential treatment.

LICENSE AGREEMENT

    THIS AGREEMENT is entered into as of the 24th day of April 1997, between Lucky Stores, Inc., a Nevada corporation ("Licensor"), and Cardivan Company, a Nevada corporation ("Licensee"). Licensee and Licensor are collectively referred to as "the Parties".

    1.  Purpose.  This Agreement sets forth the terms and conditions under which the Licensee shall have the exclusive right to operate certain gaming devices (the "Devices") (i) within each of the stores operated by Licensor in the State of Nevada which are designated on Exhibit "A" attached hereto and incorporated herein by reference (the "Existing Locations"), and (ii) in any additional stores opened or acquired by Licensor or an affiliate of Licensor for business to the public in the state of Nevada during the term of this Agreement which become subject to this Agreement pursuant to Section 4(d) hereof (the "New Locations", together with the Existing Locations, the "Licensed Locations"). Notwithstanding the foregoing, an off-site replacement of a Licensed Location which constitutes a "replacement store" in accordance with Licensor's internal policies, which opens concurrently with the closing of the Licensed Location it is replacing, and which is located not more than one mile from the Licensed Location it is replacing, shall not constitute a New Location for purposes of this Agreement.

    2.  License.  Licensor hereby grants to Licensee the use of such amount of space (the "Gaming Space") as is reasonably required to set up the number of Devices currently permitted at such Licensed Location. For purposes of illustration, the Gaming Space at a Licensed Location in which 15 bill validator- equipped Devices are located would not be required to contain more than 450 square feet of space. The Gaming Space shall be located as close to the entrance and checkstand of the Licensed Location as is reasonably practicable with the exact location and square footage of the Gaming Space to be determined by mutual agreement of the parties. Licensee is also hereby granted an exclusive right to operate up to the maximum number of Devices currently allowed by the State of Nevada in each of the Licensed Locations. Notwithstanding the foregoing, the size of the Gaming Space and the location of the Devices in each of the Existing Locations shall be continued in the same manner as at the time of the execution of this Agreement except as changes thereto are made from time to time by mutual agreement between Licensor and Licensee. Licensor agrees to use its best efforts to expand the size of the Gaming Space at the Existing Locations where such expansion is required in order to replace the Devices currently located in such Existing Locations with an equal number of Devices containing bill validators and shall use its best efforts to complete any such required expansions by April 30, 1998. In the event that Licensor is not able to complete any such required expansions by April 30, 1998, the parties shall negotiate in good faith to arrive at an appropriate adjustment to the monthly fees payable hereunder; provided, that in no event shall the fee for any Licensed Location be reduced to an amount less than RCT per month.

    3.  Term.  The term of the license for each Licensed Location shall begin on July 1, 1997 and shall expire at midnight on June 30, 2003. In addition, Licensee may, at its sole option, extend the term of this Agreement for an additional period of five years commencing on July 1, 2003 and expiring at midnight on June 30, 2008 (the "Option Period") by giving written notice to Licensor of its intention to do so no earlier than RCT and no later than RCT; provided, that such option may only be exercised if (i) Licensee concurrently exercises its option to extend the term of that certain License Agreement between Licensee and American Drug Stores, Inc. ("ADS") dated of even date herewith, and (ii) Corral United, Inc. concurrently exercises its option to extend the term of that certain License Agreement between Corral United, Inc. and ADS dated of even date herewith. Licensee shall have no option to renew or extend this License Agreement beyond June 30, 2008.

    4.  Fees.

  a.
  During the initial term of this License Agreement, Licensee agrees to pay Licensor the following amount per Licensed Location per month:

Period	Per Licensed Location Per Month
RCT	RCT
RCT	RCT
  b.
  During the Option Period the Licensee agrees to pay Licensor the following amount per Licensed Location per month:

Option Period	Per Licensed Location Per Month
RCT	RCT
RCT	RCT
  c.
  The monthly amounts set forth above shall be subject to increase from time to time during the term of this Agreement and any extension hereof as follows. During the one-month period prior to each of RCT and RCT, respectively, Licensee shall determine the average monthly fee per Device being paid by Licensee to other customers pursuant to written contracts having a remaining duration of one year or more, or which may be paid pursuant to contracts under negotiation, for comparable store locations (the "Comparable Rent"). If the Comparable Rent is greater than the fee provided for above by more than 5%, the monthly fee shall be increased to the Comparable Rent for the duration of the applicable period.

  d.
  During the term of this Agreement, if Licensor opens or acquires any New Location and Licensor determines to include Devices at such New Location, Exhibit A hereto shall be amended to include such New Location and the monthly fees payable hereunder shall be adjusted accordingly. In the case of a New Location opened or acquired on or after RCT, the fees due pursuant to this Section 4 with respect to such New Location shall be RCT fee during the RCT period following the date such New Location is opened for business by Licensor; provided, that if Licensor has not taken all steps required to be taken by it to permit Licensee to commence operations at such New Location, the RCT period shall not commence until all such actions have been taken. In addition, in the event an Existing Location is closed for renovation for a period of RCT or more, the Fees with respect to such renovated Existing Location shall be RCT fee due pursuant to this Section 4 during the RCT period following the date such renovated Existing Location is reopened for business by Licensor; provided, that if Licensor has not taken all steps required to be taken by it to permit Licensee to recommence operations at such Existing Location, the RCT period shall not commence until all such actions have been taken.

  e.
  The above fee shall be due and payable on the first day of every month. If any of the above fees are not paid when due or within fifteen (15) days thereafter, Licensee shall pay Licensor interest on all amounts delinquent from the date of delinquency until paid at a rate equal to 150 percent of the prime rate charged preferred customers by Bank of America Nevada, determined as of the first day of the month preceding such delinquency and adjusted as of the first day of each month during the period of such delinquency, but not to exceed the greater of 24 percent per annum or the highest rate permitted by applicable law.

  f.
  Licensor and Licensee agree that as of June 30, 1997, Licensor will hold a security deposit (the "Security Deposit") in the amount of RCT pursuant to agreements previously entered into between the parties, which amount consists of the principal amount of the original security deposit together with interest accrued thereon through June 30, 1997. Commencing July 1, 1997, no further interest shall be payable by Licensor to Licensee with respect to the Security Deposit and commencing June 1, 1998 and on each June 1, thereafter, RCT of such Security Deposit shall be applied as an offset against the monthly fees payable by Licensee under this Agreement until such time as the Security Deposit has been exhausted.

  g.
  In the event that (i) Licensor should effect a material reduction in the hours of operation of the Licensed Locations, considered as a whole, from the hours of operation in effect on the date of this Agreement, or (ii) there should be a change in the laws or regulations applicable to the operation of gaming devices in retail food and drug facilities which has the effect of materially reducing the revenues received by Licensee from its operation of the Devices hereunder, the parties shall negotiate in good faith to arrive at an equitable adjustment to the terms of the Agreement.

    5.  Taxes.  Licensee agrees to pay all taxes (other than real estate taxes) payable in connection with the conduct of its business in the Licensed Locations, including personal property taxes levied against the Devices, fixtures, and other personal property of the Licensee in the Licensed Locations. Licensee will pay all social security, unemployment, and old age benefit taxes, state, federal, and local, or other similar taxes due with respect to employees or wages paid to employees of the Licensee in the Licensed Locations. Licensee will maintain and pay all license fees, federal, state, county, or city, necessary for its operations in the Licensed Locations.

    6.  Use and Operation.  Licensee agrees to use the Gaming Space within the Licensed Locations as a department for the sole purpose of operating the Devices in such space and will at all times conduct said department and all branches of its business in a first-class business like and attractive high-grade and proper manner, including, without limitation, (1) maintaining the Devices in good condition and repair at its own expense and at no expense to Licensor; (2) replacing any out of date Devices at its own expense with modern, up-to-date Devices from time to time; (3) employing a change cashier or installing money changing devices so that the store cashiers in the Licensed Location will not be required to make change for the operation of the Devices; and (4) not employing any person or persons within the Licensed Locations deemed objectionable by Licensor, Licensee agreeing upon request of Licensor to remove any such objectionable employee as quickly as reasonably possible under existing federal, state, and local laws. Signs of such type and size as may be mutually agreed upon by Licensor and Licensee shall be placed by Licensee in a conspicuous place at each of the Licensed Locations stating that Licensee is the owner and operator of the Devices. Licensor shall not change the smoking policies in the Gaming Spaces from those currently in effect without the prior written consent of Licensee, unless and to the extent such change is required by law or regulation.

    7.  Title to Property.  All personal property (including, without limitation, the Devices) placed on the Licensed Locations by Licensee shall be and remain the personal property of Licensee (except as provided in Section 12 with respect to default) and, upon the expiration or earlier termination of this Agreement, Licensee shall within ten (10) days thereafter and at its sole expense, remove from the Licensed Locations all such personal property and restore such Licensed Locations to their original conditions, ordinary wear and tear excepted.

    8.  General Covenants.  Licensee agrees to comply with all applicable laws, ordinances, and governmental regulations now in force or hereafter enacted relating to the business operations of the Licensee in the Licensed Locations; to make any and all alterations, repairs, and changes, at its expense, required by any such laws, ordinances, or governmental regulations; to maintain the Gaming Space occupied by Licensee within each of the Licensed Locations in a clean state and in good condition and repair; not to make any alterations in such space without the prior written consent of Licensor; and at the expiration or termination of this Agreement, to surrender peaceable possession thereof to Licensor in as good condition as it received the same, loss or damage by fire (except if caused by the act or neglect of Licensee or its employees) and wear and tear resulting from reasonable use excepted.

    9.  Indemnification and Insurance.  Licensee agrees to indemnify and hold Licensor harmless from all claims, demands, causes of action, losses, damages, and liability, including costs and expenses and reasonable attorneys' fees incurred by Licensor in connection with any claim by third parties, including employees of Licensee, for injury to or death or damage to property occurring in or on or about the portions of the Licensed Locations licensed to Licensee or arising out of operations conducted by Licensee. Licensee, at its own cost and expense, shall maintain commercial general liability and automobile liability insurance with a limit of not less than $1,000,000 applicable to any one occurrence. Such insurance shall name Licensor as an additional insured with respect to operations conducted in connection with this Agreement. Licensee shall maintain Workers' Compensation insurance for its employees in the form required by the State of Nevada or provide Workers' Compensation on a self-insured basis in compliance with applicable Nevada regulations. Licensee shall, upon request, provide Licensor with certificate(s) evidencing the foregoing insurance coverages. Whether or not it elects to insure its personal property at locations covered by this Agreement, Licensee hereby waives any right of recovery from Licensor for any loss or damage to such property resulting from any of the perils insured against in the standard form fire insurance policy with Extended Coverages and Vandalism and Malicious Mischief Endorsements. To the extent that any insurance maintained by Licensee includes coverage against additional perils, this waiver shall apply with respect to loss damage resulting from such other perils.

    10.  Termination of License.  If Licensor ceases to do business in any of the Licensed Locations for any reason whatsoever, this License Agreement shall terminate as to the Licensed Locations where such business is discontinued, effective at the time of such discontinuance, and thereafter the license fees payable under this Agreement will be reduced pro rata for the affected Licensed Locations. This License Agreement will continue to apply to all remaining Licensed Locations.

    11.  Interruption of Business.  If the business of any Licensed Locations subject to this Agreement is substantially interrupted by reason of a major remodeling, fire, other casualty, or any other cause not the fault of Licensee, and such interruption substantially and adversely affects the business of Licensee in such Licensed Location, then, from and after such interruption and until the cause thereof has been corrected or eliminated, the fees due Licensor hereunder for such Licensed Locations shall be equitably reduced or abated to the extent agreed between the parties.

    12.  Default.  If Licensee (i) defaults in the payment of the fees payable by it hereunder or fails to perform any other of its obligations under this Agreement, and Licensee fails to cure such default within a period of fifteen (15) days after written notice from Licensor, or (ii) Licensee defaults in the payment of fees or performance of its other obligations under that certain License Agreement between Licensee and American Drug Stores, Inc. ("ADS") dated of even date herewith, and such default is not cured within the grace period provided therein, or (iii) Corral United, Inc., an affiliate of Licensee, defaults in the payment of fees or performance of its obligations under that certain License Agreement between Corral United, Inc. and ADS dated of even date herewith and such default is not cured within the applicable grace period provided therein, then, in any of such events, Licensor shall have all rights and remedies now or hereafter provided by law and, in addition, may do any one or more of the following:

  (a)
  Terminate this Agreement by giving written notice to Licensee; resume possession of the space occupied by Licensee in the Licensed Locations; retain all Devices, fixtures, and other personal property of Licensee remaining on such space and full right and authority to sell, lease, or otherwise dispose of the same or to store the same, all at the expense of Licensee; and to recover from Licensee all fees due under this Agreement had it not been terminated, less the net amount realized by Licensor from any such sale, lease, or other disposition.

  (b)
  Without terminating this Agreement, reenter and assume possession of the space so licensed and of all Devices, fixtures, and other personal property of Licensee located therein and relet the space and sell, lease, or otherwise dispose of the Devices, fixtures, and other personal property, all on such terms and conditions as Licensor deems advisable, and in any such event, Licensee shall pay promptly upon demand the difference between the fees due under this Agreement for the period of such reletting (but not beyond the term of this Agreement) and the net amount received by Licensor from such reletting and from such sale, lease, or other disposition.

  (c)
  To treat all amounts due and not paid by Licensee to the date of such default, together with all amounts payable under this Agreement during the remaining term of this Agreement following such default, as an indebtedness of Licensee immediately due and payable to

    Licensor and recover the same, together with interest thereof at the rate of 150 percent of the prime rate charged preferred customers by Bank of America Nevada, determined as of the first day of the month preceding such default and adjusted as of the first day of each month during the period of such default, both before and after judgment from the date of such default until paid, but not to exceed the greater of 24 percent per annum or the highest amount permitted by applicable law.

    In the event of any such default, Licensee shall have no right to remove any Devices, fixtures, or other personal property of Licensee from the space licensed, and Licensor shall have a lien thereon as security for the payment of all amounts due Licensor under the Agreement.

    13.  Assignment and Subletting, Successors and Assigns.  Licensee may not assign this Agreement or sublet any of the space within any of the Licensed Locations covered by this Agreement, whether by operation of law or otherwise without prior written approval of Licensor, except that Licensee may assign this Agreement to a wholly-owned subsidiary of Jackpot Enterprises, Inc. without such prior written approval; provided, that such assignee agrees to be bound by all of the terms and conditions of this Agreement and Licensee guarantees the payment and performance by such assignee of its obligations hereunder during the remaining term hereof. Subject to such provision, this Agreement shall bind and its benefits shall inure to the parties hereto, their successors, and assigns.

    14.  Notices and Demands.  All notices and demands made pursuant to this Agreement shall be sufficient if made in writing and delivered personally or by registered or certified mail to Lucky Stores, Inc., C/O American Stores Properties, Inc., 6565 Knott Avenue, Buena Park, California 90260-1158, Attention: Dennis N. Palmer, Senior Vice President—Markets West, or to Licensee at 1110 Palms Airport Drive, Las Vegas, Nevada 89119. All notices mailed shall be deemed given when mailed.

    15.  Relationship Between the Parties.  The relationship of Licensor and Licensee shall be solely that of licensor and licensee and nothing herein contained shall be construed to constitute Licensor and Licensee as landlord and tenant, sublandlord and subtenant, partners, joint venturers or any other relationship whatsoever.

    16.  Confidentiality.  This Agreement and the information contained herein, including but not limited to the fees payable to Licensor by Licensee, is confidential and shall not be disclosed to any person except the gaming licensing authorities of the State of Nevada upon proper request, unless and to the extent required by laws or regulations applicable to the parties.

    17.  Prior Agreement.  This Agreement shall supersede and replaces the License Agreement dated October 31, 1991, as amended, between Licensor and Licensee at the time the initial term of this Agreement commences on July 1, 1997.

    IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

LUCKY STORES, INC.
By:	/s/ Mark N. Schneider Mark N. Schneider Vice President
CARDIVAN COMPANY
By:	/s/ George Congdon George Congdon President

EXHIBIT A TO LICENSE AGREEMENT BETWEEN
LUCKY STORES, INC. AND CARDIVAN COMPANY DATED APRIL 24, 1997

Location		No. of Machines	Store Hours
1.	Lucky Store No. 121-681 4500 East Tropicana Las Vegas, NV	15	24 hours
2.	Lucky Store No. 121-684 610 N. Nellis Blvd. Las Vegas, NV	16	6 a.m. to 12 a.m.
3.	Lucky Store No. 121-685 4801 W. Spring Mtn. Road Las Vegas, NV	15	24 hours
4.	Lucky Store No. 121-704 4120 South Rainbow Las Vegas, NV	15	6 a.m. to 12 a.m.
5.	Lucky Store No. 121-732 2400 East Bonanza Las Vegas, NV	17	6 a.m. to 12 a.m.
6.	Lucky Store No. 121-733 2747 S. Maryland Parkway Las Vegas, NV	15	24 hours
7.	Lucky Store No. 121-734 3736 East Desert Inn Las Vegas, NV	15	6 a.m. to 12 a.m.
8.	Lucky Store No. 121-735 1200 South Decatur Las Vegas, NV	17	6 a.m. to 12 a.m.
9.	Lucky Store No. 121-697 2021 E. Lake Mead Blvd. Las Vegas, NV	15	6 a.m. to 12 a.m.
10.	Lucky Store No. 121-739 1300 E. Flamingo Rd. Las Vegas, NV	15	24 hours
11.	Lucky Store No. 121-587 2300 E. Tropicana Las Vegas, NV	15	24 hours
12.	Lucky Store No. 121-784 2851 Green Valley Pkwy. Las Vegas, NV	15	24 hours
13.	Lucky Store No. 121-785 724 Boulder Hwy. Las Vegas, NV	15	24 hours
14.	Lucky Store No. 121-786 1760 E. Charleston Las Vegas, NV	17	6 a.m. to 12 a.m.

15.	Lucky Store No. 121-787 1001 S. Rainbow Blvd. Las Vegas, NV	20	24 hours
16.	Lucky Store No. 121-683 7271 S. Eastern Ave. Las Vegas, NV	15	24 hours
17.	Lucky Store No. 121-585 6850 W. Spring Mtn. Rd. Las Vegas, NV	15	24 hours
18.	Lucky Store No. 121-586 4420 E. Bonanza Las Vegas, NV	20	24 hours
19.	Lucky Store No. 121-687 2835 S. Nellis Las Vegas, NV	15	24 hours
20.	Lucky Store No. 121-788 6140 W. Lake Mead Las Vegas, NV	15	24 hours
21.	Lucky Store No. 121-590 2550 S. Fort Apache Las Vegas, NV	15	6 a.m. to 12 a.m.
22.	Lucky Store No. 121-589 8350 W. Cheyenne Las Vegas, NV	15	24 hours
23.	Lucky Store No. 121-721 5975 W. Tropicana Las Vegas, NV	15	24 hours
24.	Lucky Store No. 121-742 1324 W. Craig Rd. Las Vegas, NV	15	6 a.m. to 12 a.m.

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EXHIBIT 10.29
"RCT" means the material omitted has been filed separately with the Securities and Exchange Commission with an application requesting confidential treatment.
LICENSE AGREEMENT
EXHIBIT A TO LICENSE AGREEMENT BETWEEN LUCKY STORES, INC. AND CARDIVAN COMPANY DATED APRIL 24, 1997